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                                                                     EXHIBIT 4.5

                                  AMENDMENT TO

                              AMENDED AND RESTATED

                      NON-QUALIFIED STOCK OPTION AGREEMENT

                         DATED AS OF DECEMBER 16, 1996



     WHEREAS, Radish Communications Systems, Inc., a Delaware corporation (the "Company"), and Robert D. Baden ("Optionee") entered into an Amended and Restated Non-Qualified Stock Option Agreement (the "Agreement") dated September 1, 1993, granting Optionee, for monetary consideration from Optionee, the option to purchase 40,000 shares of the Company's Common Stock at an option price of $.125 per share;

     WHEREAS, on December 12, 1996, the Company entered into a Merger Agreement (the "Merger Agreement") with SystemSoft Corporation ("SystemSoft") whereby the Company will be merged with a subsidiary of SystemSoft with the Company as the surviving corporation;

     WHEREAS, SystemSoft has agreed to assume the Company's option to Optionee under the same terms and procedures as it assumes options (and registers the shares therefor) for all Company employee optionholders.

     The parties agree as follows:

     1.   Transferability.  Paragraph 6 of the Agreement is amended to state in
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its entirety:  "This Option is transferable."

     2.   Waiver of Notice of Merger.  Optionee hereby waives the thirty (30)
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day prior written notice of merger provided in paragraph 11 of the Agreement.

     3.   Conversion of Options.  The Agreement shall be amended by adding the
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following sentence to paragraph 11:  "In the event of a merger or similar transaction where the Company's Common Stock is replaced by the stock of another corporation, the Option may be converted into an option to purchase such other stock." Upon Closing of the proposed merger of the Company into SystemSoft, Optionee's option shall be treated as provided in Section 5.1(g) of the Merger Agreement.


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                                      -2-

4.   Counterparts.  This Amendment may be executed in counterparts.
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                              RADISH COMMUNICATIONS SYSTEMS, INC.


                              By:  /s/ David Klein
                                  -----------------------------------
                                   President & CFO


                              OPTIONEE


                              /s/ Robert Baden
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